Exhibit 4.13

WIRELESS VALUE-ADDED APPLICATION SERVICES CHANNEL COOPERATION

AGREEMENT

(Domestic)

Between

Beijing NQ Technology Co., Ltd.

And

Tianjin Yidatong Technology Development Co., Ltd

Party A: Tianjin Yidatong Technology Development Co., Ltd.	Party B: Beijing NQ Technology Co., Ltd.

Legal representative: XU Rong	Legal representative: LIN Yu

Address: Building 4, No. 4 Yard, Hepingli East Street, Dongcheng District, Beijing	Address: 27/F, Tower B, Chaowai MEN Finance and Trade Center, 26 Chaowai Dajie, Chaoyang District, Beijing

Opening Bank: Bank of China Tianjin Sub-branch	Opening Bank: China Merchants Bank, Beijing Chaowai Dajie Sub-branch

Account Number:*	Account Number:*

Party A: Tianjin Yidatong Technology Development Co.,Ltd.

Party B: Beijing NQ Technology Co., Ltd.

(Collectively, the “Parties”)

Through thorough negotiations, the Parties hereby agree as follows regarding the cooperation on mutual development of value-added information services business, in accordance with the principles of friendly cooperation and mutual benefits, in order to promote the development of value-added information business and related services:

1.	General Provisions:

1.1 Description of cooperation: Party A and Party B together provide NQ mobile client software development services. Party A and Party B shall cooperate with sincerity, mutual support and purpose of simultaneous development.

1.2 Geographical scope of cooperation: Mainland China (excluding Hong Kong SAR, Macau SAR and Taiwan).

1.3 Party A and Party B will cooperate and share the profits derived from such cooperation. Party A, as the provider of SMS channel, will provide dial-in service numbers, cooperation with telecom operators and be responsible for product development. Party B will be responsible to market the Products through its own channels.

1.4 Registered users and database: The registered users information and database are owned by both parties.

*	Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

1.5 Billing standard for division of proceeds: The billing standard for division of proceeds between the Parties shall be subject to the settlement statement provided by Party B’s backup database. Each Party may check the statements upon request.

2.	Rights and Obligations

2.1	Rights and obligations of Party A

2.1.1	Party A will provide China Mobile and China Telecom SP qualifications and service charge collection resources. Party A will be responsible for providing value-added technology platform, technology platform interface, verification codes for related products and technology support, be responsible for coordinating with telecom operators to ensure the testing and activation of the business hereunder.

2.1.2	Party A is responsible to handle all matters related to the negotiations for cooperation, communication and contact with basic telecom operators.

2.1.3	Party A will provide search webpage for Party B to search flow and revenues.

2.1.4	Party A is entitled to do deletion treatment to the users to which the SMS fails to operate during consecutive two months.

2.1.5	Party A is responsible for reviewing marketing method of Party B, to determin whether to proceed with the marketing and publishing, and to record the marketing content.

2.1.6	Party A is entitled to require Party B to change related contents in accordance with applicable laws and regulations. Party A may also according to the business needs require Party B to ensure the legal compliance of related business publicity and the update of business information.

2.1.7	Party A is responsible for the technical development and the daily maintenance of the information platform related to the cooperative project, and shall ensure the stability and quick response of the system within the scope of access by Party A. In the event of any breakdown of the system, Party A shall solve the problem within ten (10) hours of the notice by Party B to it by phone.

2.1.8	Party A and Party B will share the proceeds arising from the operation of the cooperative project. Party A shall transfer the proceeds belonging to Party B in accordance with agreement to Party B’s account.

2.2	Rights and obligations of Party B

Party B shall provide the following materials:

•	Copies of industrial and commercial license and tax registration form with official seal;

•	ID card copy of the legal representative;

•	Opening bank account name, bank number and account number with financial seal;

•	ICP certificate, IP proof document and operating license of special industry;

•	Name list of the project leader, operating and financial staffs, telephone number (and mobile number), fax number, e-mail, postcode and address.

When Party B is responsible for marketing:

2.2.1	Party B is responsible for the marketing, promotion and media publicity with respect to the cooperative project. All of Party B’s external publicity shall be in compliance with all applicable laws and regulations of the PRC in relation to advertisement release. Party B shall be solely liable for any adverse effect incurred by illegal publicity by it. Party B shall provide prior notice to Party A in writing regarding any description of content of the cooperation provided by Party B on any media (including on newspaper, radio, television, brochure, and webpage, etc.,). Should Party A hold any objection towards such description, Party A shall raise such objection within five (5) days (which time limit is subject to both Parties’ mutual decision in the event of any urgent project) in writing. If either Party raises any objection, the other Party should not provide any related description of content of business on any media.

2.2.2	When proceeding with the marketing planning, promotion and media publicity related to the cooperative project, Party B shall not advertise or promote Party A’s number resources and other SP number resources, and will note the charge as exclusive of the basic telecom costs. Party B shall be solely liable for the result so caused, and Party A has the right to terminate the cooperation with Party B under this circumstance.

2.2.3	Party A has the right to supervise Party B’s promotion activities upon the execution of this Contract. In the event that Party B’s illegal publicity causes any adverse social influence or economic losses to Party A, Party A has the right to claim a penalty of RMB 100,000 in minimum from Party B. Party A is also entitled to terminate the cooperation, require the settlement, and remain the right of recourse to Party B’s legal liability.

When Party B is website:

2.2.4	During the cooperation period, Party B shall guarantee the product quality and service time, and provide stable and high-quality products and services. Party B shall be solely liable for claims or disputes arising from the products and services, and compensate Party A for any damages caused by such claims or disputes.

2.2.5	During the cooperation period, Party B shall guarantee the legitimacy and accuracy of the marketing information. Party B shall be solely liable for claims or disputes arising from the legitimacy, reality and infringement.

2.2.6	Unless subscribed by a cell phone user, Party B undertakes not to send any information to such cell phone user, including any other advertisement or publicity content. If the cell phone user therefore requires any refund or raise any other claim regarding it, Party B shall be responsible for the refunding and assume any other related liability.

2.2.7	The logging-in information of each user including, among others, the logging-in time and IP, shall be kept for a minimum of no less than six months.

2.2.8	Without Party A’s consent, Party B shall not use the content of cooperation in any other form or on any website other than the cooperative one. If Party B makes any above mentioned use without Party A’s consent, Party A has the right to deduct the proceeds of Party B accrued from such cooperative project.

2.2.9	Party B shall ensure the stability of technical interface of the cooperative project. Party B shall be fully liable for any dispute (including without limitation sending SMS to those users who have cancelled the SMS services) and complaint (subject to the complaint standard for the project established by Party A based on the factors of appraisal by telecom operators on Party A, and according to the actual business volume of cooperative project) arising from the inquiry or cancellation of SMS services by cell phone users.

3.	Proceeds Division Percentage and Settlement

During the term of cooperation, the actual proceeds accrued from the cooperative project between the Parties will be divided and shared in such a manner and rate as follows:

NQ Mobile Client Software:

To promote the marketing of Party A’s services by Party B and to relieve financial burden of Party B’s marketing, through friendly negotiation of the Parties, Party A shall pay to Party B as following rules:

Party A shall settle the bill with Party B in terms of * of the actual proceeds accrued.

For example: for China Mobile RMB * on-demand service code, Party B shall receive RMB * as the settlement if the fees for a message succeed to be deducted; for China Mobile RMB * monthly code, Party B shall receive RMB * as the settlement if the monthly fees succeed to be deducted;

One calendar month is deemed as a settlement period. Within 5 business days after the monthly billing confirmation (15th day of each month), Party A shall transfer money to Party B’s designated account. The settlement shall deduct the refund for user complaint during the term of cooperation.

If the telecom operator changes its policies during the term of cooperation, the Parties’ cooperative model and settlement rule shall be decided separately. The settlement rule shall be subject to the supplemental agreement as the exhibit hereto.

Settlement method: Account Transfer.

Party A shall send the user’s break-down statement to Party B by facsimile. Party B will issue corresponding invoice after checking and confirming the user’s break-down statement. Party A shall make payment to Party B of the proceeds divided to it within three (3) business days upon the receipt of Party B’s invoice in the way of settlement designated by Party B. Each Party shall be responsible for its own taxes payment in accordance with applicable tax laws. If Party B fails to issue an invoice to Party A by the next settlement day, Party A has the right to postpone the next settlement to the five (5) business days following the receipt of Party B’s delayed invoice, and such postponed payment by Party A shall not be deemed as a default.

4.	Commercial Confidential Terms

4.1	Business Secret: Any and all technical and business information of either Party no matter being known by the public or not, including without limitation, product plan, sales plan, incentive policy, customers’ information, financial data, and non-patent technology, design, program, technical data, manufacturing process, and information source, etc., shall be deemed as the business secret of such Party.

4.2	Confidentiality: One Party is held liable for the confidentiality of the other Party’s business secret to the knowledge of the Party in accordance with this Contract. Without the other Party’s prior written notice, neither Party may disclose the other Party’s business secret to the third party at any time. The Party breaching this provision shall indemnify the non-breaching Party for any and all direct and indirect losses so incurred by it.

4.3	The confidentiality obligation of each Party survives the termination of this Contract.

*	Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

5.	Force Majeure

5.1	“Force Majeure” means the event which is beyond the reasonable control of the Parties, or is unforeseeable, or cannot be avoided even being foreseeable, and further interferes, influences or delays either Party’s performance of any or all of its obligations hereunder. Force majeure events include without limitation:

•	Change of State policies, laws and regulations of the PRC, decision of telecom administrative authorities;

•

Problems in relation to the services arising from the construction and implementation, maintenance, and operation of the service network of the telecom operator; as required by policies of the telecom operator;

•	Earthquake, hurricane, flood, fire or other disasters, wars, riots, strikes or any other similar events.

5.2	In the event of any force majeure, the affected Party shall inform the other Party of the occurrence of such force majeure event as soon as practical. And the Parties shall find out the solution through discussions.

6.	Breach Liabilities

6.1	If either Party fails to perform its obligations hereunder or materially breaches this Contract, which causes that the business hereunder cannot be operated or cannot reach the target, then the breaching Party shall be deemed to have unilaterally terminated this Contract. The non-breaching Party has the right to claim against the breaching Party, and terminate this Contract through available remedies in accordance with this Contract. If the Parties intend to continue the cooperation, the breaching Party shall firstly indemnify the non-breaching Party for the economic losses

6.2	If one Party’s fault causes the failure in partial or full performance of this Contract and the Exhibit hereto, such Party shall be held solely liable for it. If the above mentioned failure in performance is caused by both Parties’ fault, then each Party shall assume its own liabilities respectively based on the actual situation.

6.3	Throughout the term of cooperation, if the occurrence of any force majeure event which is unforeseeable, cannot be prevented or avoided, and the requirement of policies of related telecom authorities, China Mobile, China Unicom, CNC, causes that the performance of this Contract is directly influenced, or cannot be completed in accordance with the agreed conditions, then the affected Party shall immediately inform the other Party of the occurrence of such force majeure event, and shall provide a detailed explanation about such force majeure event, and related valid document proving the failure in full or partial performance or delay in performance of this Contract within fifteen (15) days. The Parties shall decide through negotiations whether to rescind this Contract, or partially waive the obligation of performance of this Contract, or delay the performance hereof, depending on the degree of influence of such force majeure event on the performance hereof.

6.4	The breaching Party shall be held liable for its default in accordance with the Contract Law of the PRC.

7.	Dispute Resolution

7.1	This Agreement is in duplicate with each Party holding one copy. Any attachment or supplement hereto will be equally authentic with this Agreement.

7.2	Where either Party does not implement the arbitral award, the other Party has the right to file before the People’s Court for the enforcement of it.

7.3	The arbitration costs shall be borne by losing Party unless otherwise provided by the arbitral award.

7.4	In the course of the arbitration, the Parties shall continue the performance of the remaining terms hereof except for the disputed part hereof.

7.5	Any issue not contemplated herein shall refer to the Contract Law of the PRC and other related laws and regulations.

8.	Effectiveness, Termination and Miscellaneous

8.1	Effectiveness

8.1.1	The term of this Contract is from January 1, 2012 to December 31, 2013. This Contract becomes effective upon being signed and affixed with seals of both Parties. The Parties may renew this Contract through negotiations after this Contract expires.

8.1.2	During the term hereof, in the event of any unforeseeable change, the Parties may conclude a supplemental hereto as the new covenant agreed between both Parties with respect to the subject matter hereof. Any amendment and supplemental to this Contract shall be made in writing and will become an integral part of this Contract upon being signed by the authorized representatives of both Parties.

8.1.3	Neither Party may fully or partially transfer this Contract without the other Party’s written consent.

8.1.4	Any exhibit or supplemental hereto consented by the Parties in writing is an integral part hereof, and has the same legal effect with this Contract.

8.1.5	This Contract is written in Chinese with two (2) originals, each Party holding one (1) copy. The two (2) copies have the same legal effect.

8.1.6	Any issue not contemplated herein shall be resolved by both Parties through friendly negotiations.

8.2	Termination

8.2.1	This Contract may be terminated for any of the following reasons:

•	This Contract expires;

•

During the term hereof, either Party requesting to rescind this Contract shall service a two-month notice in writing of termination of this Contract to the other Party. If the Parties agree to rescind this Contract, this Contract becomes invalid two (2) months after the other Party signs on the such written notice;

•	The Parties agree to terminate this Contract through negotiations.

8.3	Miscellaneous

8.3.1	Either Party’s failure or delay in performance of its rights hereunder shall not be deemed as a waiver of such rights, and shall not impair its later performance of such rights.

8.3.2	Any term hereof becoming fully or partly invalid or unenforceable for whatever reason, or in violation of any applicable law, shall be deemed invalid, however provided that, the remaining terms hereof are valid and binding upon both Parties.

8.3.3	Any exhibit hereto agreed upon by both Parties in writing is an integral part of this Contract, and has the same legal effect with this Contract. No change can made to this Contract unless being made in writing.

8.3.4	This Contract is binding upon the successors and the assignees of each Party hereto.

9.	Schedule

Schedule 1: information registration form of the Parties

Schedule 2: related qualification proof of the Company

[Signature page]

IN WITNESS WHEREOF, the Parties hereby sign this Agreement.

Party A: Tianjin Yidatong Technology Development Co.,Ltd.	Party B: Beijing NQ Technology Co., Ltd.

(official company seal)	(official company seal)

/s/ XU Rong	/s/ LIN Yu

Dated: May 25, 2012	Dated: June 1, 2012